Exhibit 99.1

Founder Julie Wainwright to Step Down as CEO, Chairperson and Director of The RealReal

Rati Sahi Levesque and Robert Julian Appointed Co-Interim Chief Executive Officers of the Company

SAN FRANCISCO, June 7, 2022 (GLOBE NEWSWIRE) – The RealReal (the “Company” or “The RealReal”) (Nasdaq: REAL)—the world’s largest online marketplace for authenticated, resale luxury goods—today announced that after 11 years of leadership, its Founder Julie Wainwright has decided to step down from her role as Chief Executive Officer (“CEO”), Chairperson and member of the board of directors (the “Board”) of the Company, effective June 7, 2022. As part of the transition, the Board has appointed Rati Sahi Levesque, the Company’s President and Chief Operating Officer, and Robert Julian, the Company’s Chief Financial Officer, as Co-Interim Chief Executive Officers, effective June 7, 2022.

The Board will retain an executive search firm to commence a comprehensive search process to identify a new Chief Executive Officer. To ensure a seamless transition, Ms. Wainwright has agreed to serve in an advisory role as the Founder through the end of 2022.

“On behalf of the entire Board, I want to thank Julie for her leadership and commitment to The RealReal,” said Rob Krolik, Lead Independent Director. “Julie is a true visionary and pioneer whose passion for sustainable retail and deep e-commerce expertise helped transform the luxury resale market and create the broader circular economy for the benefit of consumers across the country.”

On the appointment of Ms. Levesque and Mr. Julian, Mr. Krolik continued, “Rati and Robert bring complementary skillsets that together create a powerful combination of operational, financial and industry expertise. Rati has been with the Company since its founding and has worked side-by-side with Julie to grow the business from the ground up, creating our merchandising strategy, encouraging our sustainability efforts, and managing our operations. A valuable member of senior management since he joined The RealReal, Robert’s perspective and leadership have been instrumental in navigating challenges during the last year. They are exceptionally well suited to serve as Co-Interim CEOs while the search for a permanent CEO replacement is underway.”

Rati Sahi Levesque has served as the President of The RealReal since 2021 and Chief Operating Officer since 2019. She previously served as the Company’s Chief Merchant from 2012 to 2019. Before joining The RealReal in 2011, Ms. Levesque was the owner of Anica Boutique, a fashion and home store.

Ms. Levesque, Co-Interim CEO, commented, “I am honored to be appointed Co-Interim CEO and look forward to working closely with Robert, the management team and the Board as we focus on continuing to grow The RealReal, extend its industry leadership and execute on Vision 2025. I have been fortunate to work with Julie since our company’s founding 11 years ago. I am grateful for her leadership, vision and years of mentorship and friendship as we built The RealReal to transform the luxury resale market.”

Robert Julian has served as Chief Financial Officer of The RealReal since 2021 and has over 30 years of financial management experience, in both public and private companies, ranging in size from small-cap enterprises to Fortune 100 companies. Prior to joining The RealReal, Mr. Julian served in various executive leadership roles at Sportsman’s Warehouse, Deluxe Entertainment Services, Callaway Golf and Lydall, among others.

Mr. Julian, Co-Interim CEO, commented, “It is a privilege to serve as The RealReal’s Co-Interim CEO alongside Rati and I am thrilled to build upon Julie’s legacy at this extraordinary company. I look forward to continuing to work with The RealReal’s world-class team and positioning our unrivaled offerings and innovative platform to capitalize on our bright future ahead.”

“I am deeply proud of the company we have built and am honored to have worked with a team that champions our founding vision of creating a more sustainable future for fashion,” said Julie Wainwright, Founder and CEO. “The RealReal continues to make progress on its path to profitability, and I feel now is the right time for the next generation of leadership to guide the company through its next chapter. I am incredibly thankful for everyone who has worked tirelessly to support our journey, and I have deep trust in Rati, Robert and the rest of our management team to execute on Vision 2025.”

About The RealReal, Inc.

The RealReal is the world’s largest online marketplace for authenticated, resale luxury goods, with more than 27 million members. With a rigorous authentication process overseen by experts, The RealReal provides a safe and reliable platform for consumers to buy and sell their luxury items. We have hundreds of in-house gemologists, horologists and brand authenticators who inspect thousands of items each day. As a sustainable company, we give new life to pieces by thousands of brands across numerous categories—including women’s and men’s fashion, fine jewelry and watches, art and home—in support of the circular economy. We make selling effortless with free virtual appointments, in-home pickup, drop-off and direct shipping. We do all of the work for consignors, including authenticating, using AI and machine learning to determine optimal pricing, photographing and listing their items, as well as handling shipping and customer service. At our 19 retail locations, including our 16 shoppable stores, customers can sell, meet with our experts and receive free valuations.

Investor Relations Contact:

Caitlin Howe

Vice President, Investor Relations

IR@therealreal.com

Press Contact:

Erin Santy

Head of Communications

pr@therealreal.com

Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of The RealReal that are based on the company’s current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating and financial results, including our strategies, plans, commitments, objectives and goals, in particular in the context of the impacts of the COVID-19 pandemic, and our financial guidance, timeline to profitability, 2025 vision and long-range financial projections. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to, the impact of the COVID-19 pandemic on our operations and our business environment, any failure to generate a supply of consigned goods, pricing pressure on the consignment market resulting from discounting in the market for new goods, failure to efficiently and effectively operate our merchandising and fulfillment operations, labor shortages and other reasons. More information about factors that could affect the company’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s most recent Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the company’s Investor Relations website at https://investor.therealreal.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.